EXHIBIT 99.1

McKESSON REPORTS FISCAL 2005 SECOND QUARTER RESULTS

•	Second quarter revenues of $19.9 billion, up 19%.

•	Second quarter net income of $86.1 million, down 45%, with diluted EPS of 29 cents, down 45%.

SAN FRANCISCO, October 21, 2004 – McKesson Corporation (NYSE: MCK) today reported that revenues for the second fiscal quarter ended September 30, 2004, were $19.9 billion, an increase of 19% from $16.8 billion in the second quarter a year ago. Net income was $86.1 million, a decrease of 45% from $156.5 million a year ago, and diluted earnings per share was 29 cents, a decrease of 45% from 53 cents. A discussion of results by business segment follows.

Pharmaceutical Solutions

     Pharmaceutical Solutions revenues were up 20% from the second quarter a year ago to $18.9 billion. Operating profit was down 32%, to $150.7 million from $221.7 million the prior year. As announced in a September 7 press release, a decline in volume-weighted price increases for U.S. pharmaceutical products reduced segment operating profit in the quarter. The quarter also included a $10 million LIFO credit.

     “Pharmaceutical Solutions revenue growth continued to be strong, resulting from the first full quarter of our new agreement with the Department of Veterans Affairs, implementation of the AdvancePCS business acquired by our customer, Caremark, which began in August, and growth in Canada,” said John H. Hammergren, chairman and chief executive officer.

     “I want to reiterate how pleased we are to be serving the VA for its pharmaceutical distribution needs. Over the past four months, we had a smooth implementation of this relationship. We can now affirm that the business is larger and more profitable than we anticipated. We are also pleased to have been awarded additional business by Caremark. As we pass the anniversary dates for the VA and AdvancePCS business in the third quarter of fiscal 2006, our pharmaceutical distribution revenue growth rate is expected to return to market growth adjusted for our mix of business.”

     “We continue to make progress in our discussions with pharmaceutical manufacturers regarding the economics of our relationships, a multi-phase process that began in August 2003 following reductions in our product sourcing activities. During the initial phase, we focused on developing a clear mutual understanding of the value of our services and the related compensation that we require for those services. Since August 2003, we have reached new inventory management agreements with more than 90% of all pharmaceutical manufacturers, which with typical price increases would have achieved our compensation goals. Among larger manufacturers, new agreements reached during this phase focused primarily on securing an appropriate level of compensation with a lower level of investment inventory. However, these agreements continue to tie our compensation to the magnitude and timing of pharmaceutical price increases, which when they differ from historical patterns can cause significant fluctuations to our earnings as demonstrated by our experience this quarter.”

     “The second phase now underway with larger manufacturers is focused on maintaining appropriate compensation while improving the visibility and predictability of our economics by reducing our dependency on price inflation-based compensation. While it is still early in this phase, I can report that we are making solid progress. We have signed fee-for-service agreements with about 80% of our manufacturer partners, including agreements with 25% of our largest manufacturers, which have historically driven a significant portion of our product sourcing margin.”

     “Nothing in our company has a higher priority than evolving to more predictable compensation from pharmaceutical manufacturers. With many agreements already signed, we intend to substantially complete the process by our goal of the fiscal year end, March 31, 2005. The pharmaceutical executives with whom we have been meeting express appreciation and support for the system that we have created on their behalf to streamline inventories, drive efficiencies and preserve the safety and integrity of the drug supply in the United States. From our conversations, we believe that this evolution will proceed smoothly and collaboratively and we will continue to create value for our customers, manufacturer partners and shareholders, as a company and as an industry.”

Medical-Surgical Solutions

     Medical-Surgical Solutions revenues were flat at $713.5 million compared to the second quarter a year ago. Operating profit of $17.5 million was down 31% from $25.3 million a year ago due primarily to a $7 million increase in litigation reserves.

     “In Medical-Surgical Solutions, we continued to achieve strong growth among our alternate site customers,” Hammergren continued. “Our track record for delivering year-over-year improvement in the earnings of this business has been interrupted, but we believe that our progress will resume.”

Provider Technologies

     Provider Technologies revenues decreased 2% in the quarter to $304.0 million, with software revenues down 26%. Operating profit of $19.2 million was down 48% from $37.2 million in the second quarter a year ago, which included a net pre-tax credit of $9.9 million. Software bookings increased 12%, led by a 20% increase in clinical software bookings, but due to the size and complexity of the installations, the majority of the associated revenues are being deferred into future periods, reducing both revenues and operating profit in the quarter. Operating profit also continues to be impacted by a contracting change in the hospital automation business which took effect October 1, 2003.

     “In Provider Technologies, demand remains strong for our clinical solutions,” said Hammergren. “Revenue growth and operating profit continue to be dampened by the slower pace of complex clinical software and automation implementations and weak demand for financial and administrative solutions. We anticipate future improvement in revenue growth and operating margin based on an increasing pace of implementations of systems previously sold.”

Fiscal 2005 Expectations

     “We are revising our guidance for diluted earnings per share to $2.00 to $2.20 for the full fiscal year. Despite the progress we are making to secure more predictable compensation from manufacturers, the earnings in our Pharmaceutical Solutions segment will likely continue to be highly dependent on the level and timing of price increases through the end of fiscal 2005. Achieving this result is based primarily on the assumption that volume-weighted U.S. pharmaceutical price increases in our third and fourth quarters will be within the historical range, and that the magnitude of price increases will be comparable to the recent past. Earnings should also benefit from a larger and more profitable business with the VA compared to our expectations before implementing the agreement and the AdvancePCS business, which was not in our original expectations.”

Company Highlights

The quarter included the following highlights:

•	Canadian revenues were up 18%, including a positive currency impact of 7%. McKesson’s share of the overall market continues to increase as a result of greater shipments by pharmaceutical manufacturers through the wholesale channel.

•	McKesson Medical-Surgical signed a 3-year, $150-million distribution contract with Adventist Health System, the largest not-for-profit Protestant healthcare organization in the United States. Additionally, McKesson will provide Adventist with its state-of-the-art information/data management system, OPTYXSM, along with other enhanced distribution and supply chain management services.

•	McKesson Provider Technologies was selected by Bloomington Hospital & Healthcare System, an integrated delivery network serving nine counties in South Central Indiana, for a $30-million, seven-year engagement to deploy a wide range of healthcare IT solutions, including McKesson’s STAR healthcare information system and Horizon Clinicals suite.

•	McKesson Provider Technologies was selected by Nashville General Hospital as sole source vendor in a five-year IT outsourcing agreement to implement and manage a comprehensive digital information solution designed to integrate all hospital departments and clinical areas. The suite of Horizon Clinicals solutions includes physician portal, electronic medical record, computerized physician order entry, bedside medication scanning, digital medical imaging and emergency department management applications.

5

•	Cash flow from operations for the first half was $382 million compared to a use of $298 million for the first half a year ago. McKesson’s net debt to net capital ratio was 7.7% at September 30, 2004.

•	McKesson completed the arrangement of a five-year, $1.3 billion revolving credit facility that replaces two facilities aggregating $1.2 billion: a 364-day revolving credit for $650 million expiring this September, and a $550-million three-year revolving credit agreement scheduled to expire in September 2005. The new facility was arranged on improved terms and conditions compared to the prior facilities.

Risk Factors

     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximates”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: the resolution or outcome of pending shareholder litigation regarding the 1999 restatement of our historical financial statements; the changing U.S. healthcare environment, including the impact of current and potential future mandated benefits; changes in private and governmental reimbursement or in the delivery systems for healthcare products and services; governmental efforts to regulate the pharmaceutical supply chain; changes in pharmaceutical and medical-surgical manufacturers’ pricing, selling, inventory, distribution or supply policies or practices; substantial defaults in payment or a material reduction in purchases by large customers; challenges in integrating and implementing the company’s software and software-related system products, or the slowing or deferral of demand for these products; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); tax legislation initiatives; foreign currency fluctuations; and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.

     A Webcast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com, live at 5 PM EDT today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, all of which are located on the company’s website.

About McKesson

     McKesson Corporation (NYSE: MCK) is a Fortune 16 healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes and improving the quality and safety of patient care. Over the course of its 170-year history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.

     Contact: Larry Kurtz, 415-983-8418 (VP, Investor Relations)

Schedule I

McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions except per share amounts)

	Quarter Ended September 30,			Six Months Ended September 30,

	FY05	FY04	Chg.	FY05	FY04	Chg.

Revenues	$19,934.3	$16,810.1	19%	$39,120.9	$33,334.3	17%
Cost of sales	19,199.3	15,998.4	20	37,533.9	31,736.1	18

Gross profit	735.0	811.7	(9)	1,587.0	1,598.2	(1)
Operating expenses	606.2	584.6	4	1,197.4	1,119.5	7

Operating income	128.8	227.1	43)	389.6	478.7	(19)
Interest expense	(30.2)	(30.0)	1	(59.8)	(59.8)	—
Other income	15.0	15.1	(1)	29.9	27.0	11

Income before income taxes	113.6	212.2	(46)	359.7	445.9	(19)
Income taxes	(27.5)	(55.7)	(51)	(110.0)	(133.8)	(18)

Net income	$86.1	$156.5	(45)%	$249.7	$312.1	(20)%

Earnings per common share
Diluted (1)	$0.29	$0.53	(45)%	$0.84	$1.05	(20)%
Basic	$0.29	$0.54	(46)%	$0.85	$1.08	(21)%
Shares on which earnings per common share were based
Diluted	300.0	300.3	—	300.1	299.2	—
Basic	292.8	289.9	1%	292.1	289.9	1%

(1)	For the quarter and six months ended September 30, 2004 and 2003, interest expense, net of related income taxes, of $1.6 million and $3.1 million has been added to net income for purposes of calculating diluted earnings per share. This adjustment reflects the impact of the Company’s potentially dilutive obligations.

Schedule II

McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended September 30,				Six Months Ended September 30,

	FY05	FY04	Chg.		FY05	FY04	Chg.

REVENUES
Pharmaceutical Solutions
U.S. Healthcare direct distribution & services	$11,637.9	$9,655.0	21%		$22,649.2	$18,990.0	19%
U.S. Healthcare sales to customers’ warehouses	6,021.1	5,057.6	19		11,937.3	10,222.0	17

Subtotal	17,659.0	14,712.6	20		34,586.5	29,212.0	18
Canada distribution & services	1,257.8	1,070.0	18		2,510.0	2,114.0	19

Total Pharmaceutical Solutions	18,916.8	15,782.6	20		37,096.5	31,326.0	18

Medical-Surgical Solutions	713.5	716.1	—		1,420.7	1,426.2	—

Provider Technologies
Software & software systems	50.0	67.5	(26)		100.6	113.1	(11)
Services	228.5	216.6	5		450.7	420.9	7
Hardware	25.5	27.3	(7)		52.4	48.1	9

Total Provider Technologies	304.0	311.4	(2)		603.7	582.1	4

Total	$19,934.3	$16,810.1	19		$39,120.9	$33,334.3	17

GROSS PROFIT
Pharmaceutical Solutions	$431.8	$508.9	(15)		$992.2	$1,027.1	(3)
Medical-Surgical Solutions	161.9	151.3	7		320.6	297.3	8
Provider Technologies	141.3	151.5	(7)		274.2	273.8	—

Gross profit	$735.0	$811.7	(9)		$1,587.0	$1,598.2	(1)

OPERATING EXPENSES
Pharmaceutical Solutions	$286.9	$294.0	(2)		$562.3	$553.1	2
Medical-Surgical Solutions	145.1	126.6	15		276.2	248.0	11
Provider Technologies	124.8	118.5	5		244.6	238.2	3
Corporate	49.4	45.5	9		114.3	80.2	43

Operating expenses	$606.2	$584.6	4		$1,197.4	$1,119.5	7

OTHER INCOME
Pharmaceutical Solutions	$5.8	$6.8	(15)		$11.3	$12.7	(11)
Medical-Surgical Solutions	0.7	0.6	17		1.7	1.8	(6)
Provider Technologies	2.7	4.2	(36)		3.9	6.3	(38)
Corporate	5.8	3.5	66		13.0	6.2	110

Other income	$15.0	$15.1	(1)		$29.9	$27.0	11

OPERATING PROFIT
Pharmaceutical Solutions	$150.7	$221.7	(32)		$441.2	$486.7	(9)
Medical-Surgical Solutions	17.5	25.3	(31)		46.1	51.1	(10)
Provider Technologies	19.2	37.2	(48)		33.5	41.9	(20)

Operating profit	187.4	284.2	(34)		520.8	579.7	(10)
Corporate	(43.6)	(42.0)	4		(101.3)	(74.0)	37

Income before interest expense and income taxes	$143.8	$242.2	(41)		$419.5	$505.7	(17)

STATISTICS
Operating profit as a % of revenues
Pharmaceutical Solutions	0.80%	1.40%	(60	) bp	1.19%	1.55%	(36	) bp
Medical-Surgical Solutions	2.45%	3.53%	(108)		3.24%	3.58%	(34)
Provider Technologies	6.32%	11.95%	(563)		5.55%	7.20%	(165)
Return on Stockholders’ Equity (1)	11.3%	13.9%

(1)	Ratio is computed as the sum of net income for the last four quarters, divided by the average of stockholders’ equity for the last five quarters.

Schedule III

McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	September 30,	March 31,
	2004	2004

ASSETS
Current Assets
Cash and cash equivalents	$996.2	$708.0
Marketable securities	9.2	9.8
Receivables, net	5,561.8	5,418.8
Inventories	7,935.1	6,735.1
Prepaid expenses and other	134.1	132.5

Total	14,636.4	13,004.2

Property, Plant and Equipment, net	599.3	599.9
Capitalized Software Held for Sale	129.4	129.4
Notes Receivable	178.4	172.2
Goodwill and Other Intangibles	1,512.2	1,490.2
Other Assets	910.0	844.3

Total Assets	$17,965.7	$16,240.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$8,743.1	$7,364.0
Deferred revenue	429.0	503.2
Current portion of long-term debt	261.2	274.8
Other	1,298.4	1,274.3

Total	10,731.7	9,416.3

Postretirement Obligations and Other Noncurrent Liabilities	496.8	448.8
Long-Term Debt	1,205.1	1,209.8
Stockholders’ Equity	5,532.1	5,165.3

Total Liabilities and Stockholders’ Equity	$17,965.7	$16,240.2

Schedule IV

McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Six Months Ended September 30,

	FY05	FY04

OPERATING ACTIVITIES
Net income	$249.7	$312.1
Adjustments to reconcile to net cash provided (used) by operating activities:
Depreciation	55.5	49.5
Amortization	68.0	58.4
Provision for bad debts	12.8	39.8
Deferred taxes on income	122.5	126.0
Other non-cash items	(2.4)	(21.2)

first	506.1	564.6

Effects of Changes In:
Receivables	(158.4)	(376.9)
Inventories	(1,171.9)	(900.0)
Accounts and drafts payable	1,343.0	523.6
Deferred revenue	(75.3)	(48.4)
Taxes	(53.4)	(38.2)
Other	(8.1)	(23.0)

Total	(124.1)	(862.9)

Net cash provided (used) by operating activities	382.0	(298.3)

INVESTING ACTIVITIES
Property acquisitions	(54.2)	(46.5)
Capitalized software expenditures	(67.4)	(95.4)
Acquisitions of businesses, less cash and cash equivalents acquired	(47.6)	(7.3)
Notes receivable, net	(36.5)	25.6
Proceeds from sale of notes receivable	38.5	35.2
Proceeds from sale of business	12.3	—
Other	(0.7)	22.6

Net cash used by investing activities	(155.6)	(65.8)

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	135.0
Repayment of debt	(14.3)	(6.8)
Capital stock transactions:
Issuances	88.8	57.6
Share repurchases	—	(75.3)
ESOP notes and guarantees	13.5	5.8
Dividends paid	(35.0)	(34.8)
Other	8.8	22.2

Net cash provided by financing activities	61.8	103.7

Net increase (decrease) in cash and cash equivalents	288.2	(260.4)
Cash and cash equivalents at beginning of period	708.0	522.0

Cash and cash equivalents at end of period	$996.2	$261.6